Exhibit 99.1
TESORO LOGISTICS LP REPORTS THIRD QUARTER 2016 RESULTS

•	Net earnings increased 23% from prior year to $87 million; EBITDA increased 18% to $181 million

•	Net cash from operating activities increased 28% to $176 million; distributable cash flow increased 16% to $133 million

•	Terminalling and Transportation segment operating income increased 67% to a record $85 million and EBITDA increased 49% to a record $103 million

•	Completed the acquisition of the Alaska Storage and Terminalling Assets

•	Raised quarterly distribution 17% to $0.875 per limited partner unit

•	On October 14, S&P upgraded TLLP’s credit rating to BB+ with a stable outlook

SAN ANTONIO - October 31, 2016 - Tesoro Logistics LP (NYSE:TLLP) today reported third quarter 2016 net earnings of $87 million, or $0.46 per diluted common limited partner unit compared to net earnings of $71 million, or $0.62 per diluted common limited partner unit in the third quarter 2015, an increase of $16 million. EBITDA for the third quarter was $181 million, an increase of $28 million from the third quarter 2015. Net earnings and EBITDA for the third quarter included charges of $2 million for net losses on asset disposal and impairment and $1 million of losses attributable to Predecessor.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Operating Income
Gathering	$31	$42	$107	$121
Processing	29	29	85	77
Terminalling and Transportation	85	51	226	157
Total Segment Operating Income	$145	$122	$418	$355
Net Earnings	$87	$71	$259	$206

Segment EBITDA (b)
Gathering	$50	$60	$168	$177
Processing	40	40	119	110
Terminalling and Transportation	103	69	281	207
Total Segment EBITDA (b)	$193	$169	$568	$494
EBITDA (b)	$181	$153	$531	$451

Net cash from operating activities	$176	$137	$425	$348
Distributable Cash Flow (b)	133	115	401	316
Pro Forma Distributable Cash Flow (b) (c)	133	115	401	352

Total Distributions to be Paid	$131	$86	$362	$237
Distribution Coverage Ratio (d)	1.02x	1.34x	1.11x	1.33x
Pro Forma Distribution Coverage Ratio (c) (d)	1.02x	1.34x	1.11x	1.49x

(a)	Adjusted to include the historical results of the Predecessor. See Items Impacting Comparability.

(b)
For more information on non-GAAP measures including EBITDA, Segment EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “non-GAAP Measures,” “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(c)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

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(d)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

“During the quarter, we demonstrated our ability to grow the business through strong operational execution, organic growth from our existing assets and strategic acquisitions with the addition of the Alaska Storage and Terminalling assets," said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “Although we continue to experience headwinds in the Gathering and Processing segments of our business, we had record throughput and revenue in our Terminalling and Transportation business. We remain committed to achieving our target of $635 million of annual net earnings and $1 billion of annual EBITDA in 2017.”

Net cash from operating activities was $176 million, up $39 million, or 28%, during 2016 compared to 2015. Distributable cash flow for the third quarter was $133 million, up $18 million, or 16%, from the third quarter 2015. On October 19, 2016, the Company announced its quarterly cash distribution of $0.875 per limited partner unit or $3.50 on an annualized basis. The declared distribution represents a 17% increase over the third quarter 2015 distribution of $0.75 per limited partner unit. This also represents the 22nd consecutive quarterly increase of approximately 4% or more. The distribution coverage ratio was 1.02 times and the Company ended the quarter with approximately $500 million of cash. Lower coverage primarily reflects distributions related to units issued in the June offering as well as units issued to Tesoro in connection with the acquisition of the Alaska Storage and Terminalling Assets. Coverage for the trailing twelve month period was 1.10x.

SEGMENT RESULTS
GATHERING. The Gathering segment generated $82 million of revenue in the third quarter compared to $87 million in the third quarter 2015. On a year-over-year basis, crude oil gathering volumes grew by 7 thousand barrels per day to 206 thousand barrels per day due to higher takeaway pipeline demand. Natural gas gathering volumes were 887 thousand MMBtu per day in the third quarter 2016 compared to 1,115 thousand MMBtu per day in 2015. The third quarter of 2015 included 142 thousand MMBtu per day of third-party throughput attributable to the Rendezvous Gas Services, L.L.C (“RGS”) joint venture prior to its deconsolidation. Year-over-year natural gas gathering volumes were also impacted by reduced customer activity due to the lower commodity price environment. However, natural gas gathering volumes improved sequentially due to increased drilling and completion activity. Segment operating income for the third quarter 2016 was $31 million compared to $42 million last year. Segment EBITDA totaled $50 million in the third quarter compared to $60 million in the third quarter 2015. The decline is primarily attributable to the exclusion of RGS from the 2016 quarter’s results, as well as lower volumes.

PROCESSING. The Processing segment generated $69 million of revenue in the third quarter, compared to $71 million a year ago. NGL processing volumes were 6.7 thousand barrels per day compared to 7.8 thousand barrels per day last year and fee-based processing volumes were 625 thousand MMBtu per day compared to 767 thousand MMBtu per day a year ago. Year-over-year volume declines were due to reduced natural gas production. Additionally, keep-whole processing volumes were impacted by a customer compression upset that curtailed their gas flow into the system for most of the quarter. Segment operating income was $29 million and segment EBITDA was $40 million in the third quarter and both were flat versus last year.

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TERMINALLING AND TRANSPORTATION. The Terminalling and Transportation segment generated record revenue of $157 million in the third quarter, up 27% from $124 million in the third quarter 2015. Terminalling revenues were up primarily reflecting storage assets acquired as part of the Los Angeles Storage and Pipeline Assets acquisition in the fourth quarter 2015 and the Alaska Storage and Terminalling Assets acquisition this quarter. Additionally, Terminalling volumes increased to a record 1.02 million barrels per day from 964 thousand barrels per day and Transportation pipeline volumes increased to a record 908 thousand barrels per day from 838 thousand barrels per day a year ago. The record results in the quarter were driven by optimization, organic growth and the strategic acquisitions of the Los Angeles and Alaska assets. Segment operating income totaled $85 million, up 67% from third quarter 2015. Segment EBITDA totaled $103 million in the third quarter, up 49% from last year.

CAPITAL EXPENDITURES
Net capital expenditures for the third quarter totaled $37 million, reflecting $26 million of growth capital, and net spending of $11 million for maintenance capital.

STRATEGIC UPDATE
TLLP continues to execute its strategy to grow the business through asset optimization and organic investments, as well as strategic acquisitions from Tesoro and third parties. In the third quarter, TLLP made progress on several organic growth projects in the High Plains gathering system and Uinta basin, as well as enhancing the capabilities at several terminals. Additionally, the Company began construction on a natural gas gathering compression project in the Vermillion basin in Wyoming, which is anticipated to be in-service in the third quarter 2017. Additionally, on July 1, 2016 and September 16, 2016, TLLP acquired storage and terminalling assets in Alaska from Tesoro for a total consideration of $444 million. The combined assets are expected to provide annual net earnings of $36 million and annual EBITDA of $51 million. Regarding TLLP’s credit rating, on October 14, 2016, S&P Global Ratings upgraded TLLP's credit rating to BB+ with a stable outlook from the previous rating of BB. This rating is now the same rating as that of Tesoro and one level below investment grade.

OUTLOOK
The Company expects that Tesoro will offer the Northern California Terminalling and Storage Assets for acquisition in the fourth quarter 2016, which is expected to add an estimated $28 to $33 million of annual net earnings and $45 to $50 million of annual EBITDA. The Company expects full year 2016 net earnings of $345 to $365 million and EBITDA of $710 to $730 million, which includes contributions from the Alaska Storage and Terminalling Assets completed in the third quarter, but excludes any contributions from the potential acquisition of the Northern California Terminalling and Storage Assets. TLLP expects to achieve 17% annual distribution growth in 2016 while maintaining annual distribution coverage of 1.1 times. TLLP has reduced its 2016 capital expenditure guidance to $170 million, net of reimbursements from Tesoro, to reflect changes in producer activity, cost savings on projects currently underway and timing of project spend.

PUBLIC INVITED TO LISTEN TO ANALYST AND INVESTOR CONFERENCE CALL
Tesoro Logistics will live broadcast its conference call at 11:00 a.m. CT tomorrow morning to discuss third quarter 2016 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

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2016 INVESTOR AND ANALYST DAY
Tesoro Corporation will host its 2016 Investor and Analyst Day at The St. Regis Hotel in New York City on December 6, 2016 at 9:00 a.m. ET and would like to invite TLLP unitholders and analysts to also attend. Because space is limited, reservations are required to attend and will be accepted on a first-come, first-serve basis. Interested parties can request an invitation by contacting the Investor Relations department via email at irelations@tsocorp.com. The presentation will also be webcast live at http://www.tesorologistics.com.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including strong operational execution, and growing the business through asset optimization, organic growth and strategic acquisitions from Tesoro and third parties; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; earnings targets; expectations regarding future economic and market conditions and their effects on our business; expected timing for the natural gas gathering compression project in the Vermillion basin in Wyoming; expectations regarding net earnings and annual EBITDA from the storage and terminalling assets acquired in Alaska [and Martinez, CA]; expectations for full year 2016 and 2017 net earnings and EBITDA; expectations regarding 2016 annual distribution growth and coverage; fourth quarter 2016 guidance; the 2016 capital expenditures guidance and outlook; and the Company’s expected acquisition of the Northern California Terminalling and Storage Assets, including expectations related to timing, annual net earnings and annual EBITDA . For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.tesorologistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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TESORO LOGISTICS LP
FOURTH QUARTER 2016 GUIDANCE (Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (thousand barrels per day)	190 - 210
Crude oil trucking (thousand barrels per day)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	860 - 900

Processing
NGL processing (thousand barrels per day)	6.5 - 7.0
Fee-based processing (thousands of MMBtu/d)	600 - 650

Terminalling and Transportation
Terminalling (thousand barrels per day)	950 - 1,050
Pipeline transportation (thousand barrels per day)	825 - 875

TESORO LOGISTICS LP
2016 CAPITAL OUTLOOK (Unaudited) (In millions)

2016 Capital Expenditures Outlook
Capital Expenditures
Growth	$140
Maintenance	60
Total Capital Expenditures	$200

Capital Expenditures, net of reimbursements
Growth	$140
Maintenance	30
Total Capital Expenditures	$170

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ITEMS IMPACTING COMPARABILITY

The Partnership’s future results of operations may not be comparable to the historical results of operations of the acquired assets from Tesoro (“Predecessor”) for the reasons described below.

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the "LA Storage and Handling Assets") owned by subsidiaries of Tesoro Corporation for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

On July 1 and September 16, 2016, the Partnership purchased certain terminalling and storage assets in Anchorage, Fairbanks and at Tesoro’s Kenai Refinery (together, the “Alaska Storage and Terminalling Assets”) owned by Tesoro for total consideration of $444 million. The storage assets include tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The refined product terminals are located in Anchorage and Fairbanks.

We have a 78% interest in Rendezvous Gas Services, L.L.C. (“RGS”), which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated RGS; however, upon performing the required reassessments in conjunction with our adoption of ASU 2015-02 as of January 1, 2016, we determined RGS represents a variable interest entity to us for which we are not the primary beneficiary resulting in the deconsolidation of RGS and the reporting of RGS as an equity method investment. We recognized an increase of $295 million to equity method investments as of January 1, 2016 as a result of the deconsolidation in addition to a cumulative effect reduction to opening equity of $2 million related to the difference in earnings under the equity method of accounting in prior periods.

Our financial information includes the historical results of our Predecessor and the results of TLLP for all periods presented. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity.

NON-GAAP MEASURES

Our management uses certain performance and liquidity non-GAAP measures to analyze operating segment performance. Our management also uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These measures are important factors in assessing our operating results and profitability and include the following:

•	Financial non-GAAP measures:

◦	U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expenses (“EBITDA”); and

◦
Segment EBITDA is defined as a segment’s U.S. GAAP-based operating income before depreciation and amortization expenses plus equity in earnings (loss) of equity method investments and other income (expense), net.

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow is derived from our U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash;

◦
Pro Forma Distributable Cash Flow is Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with that the merger of QEPM with TLLP completed in July 2015;

◦	Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions; and

◦	Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions.

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We present the performance and liquidity measures defined above because we believe these measures help us analyze our results of operations and liquidity in conjunction with our U.S. GAAP results. Investors, analysts, lenders and ratings agencies may also use these measures to help analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to the following:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

In addition, these measures are used by management to assess internal performance. We believe these measures, when supplemental to information presented under U.S. GAAP, may provide meaningful information to the users of our financial statements. Each of the performance and liquidity measures should not be used in isolation from their comparable U.S. GAAP measure and thus should not be considered as alternatives to any U.S. GAAP measure. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities.

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TESORO LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Revenues
Gathering	$82	$87	$255	$253
Processing	69	71	208	205
Terminalling and Transportation	157	124	438	362
Total Revenues	308	282	901	820
Costs and Expenses
Operating expenses (b)	104	103	313	294
General and administrative expenses	24	28	70	81
Depreciation and amortization expenses	45	45	134	133
Net gain on asset disposals and impairments	2	—	3	—
Operating Income	133	106	381	312
Interest and financing costs, net	(49)	(37)	(138)	(112)
Equity in earnings of equity method investments	3	2	10	6
Other income, net (c)	—	—	6	—
Net Earnings	$87	$71	$259	$206

Loss attributable to Predecessor	1	6	4	17
Net earnings attributable to noncontrolling interest	—	(3)	—	(19)
Net Earnings Attributable to Partners	88	74	263	204
General partner’s interest in net earnings, including incentive distribution rights	(40)	(20)	(108)	(51)
Limited Partners’ Interest in Net Earnings	$48	$54	$155	$153

Net Earnings per Limited Partner Unit:
Common - basic	$0.46	$0.62	$1.58	$1.85
Common - diluted	$0.46	$0.62	$1.58	$1.85

Weighted Average Limited Partner Units Outstanding:
Common units - basic	101.4	86.6	96.7	82.5
Common units - diluted	101.4	86.7	96.8	82.6

Cash Distributions per Unit Paid During Period (d)	$0.8420	$0.7225	$2.4320	$2.0850

(a)	Adjusted to include the historical results of the Predecessor. See Items Impacting Comparability.

(b)
Operating expenses include net imbalance settlement gains of $3 million for the three months ended September 30, 2016, and $7 million and $4 million for the nine months ended September 30, 2016 and 2015, respectively. There was no net imbalance settlement gain for the three months ended September 30, 2015. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $3 million and $10 million for the three months ended September 30, 2016 and 2015, respectively, and $12 million and $25 million for the nine months ended September 30, 2016 and 2015, respectively.

(c)	Includes gain recognized on settlement of the Questar Gas Company litigation, which closed the dispute on the annual calculation of the natural gas gathering rate.

(d)	On October 18, 2016, we declared a quarterly cash distribution of $0.8750 per limited partner unit for the third quarter of 2016.

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TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Earnings Before Income Taxes
Gathering	$31	$42	$107	$121
Processing	29	29	85	77
Terminalling and Transportation	85	51	226	157
Total Segment Operating Income	145	122	418	355
Unallocated general and administrative expenses	(12)	(16)	(37)	(43)
Operating Income	133	106	381	312
Interest and financing costs, net	(49)	(37)	(138)	(112)
Equity in earnings of equity method investments	3	2	10	6
Other income, net	—	—	6	—
Earnings Before Income Taxes	$87	$71	$259	$206
Depreciation and Amortization Expenses
Gathering	$16	$16	$45	$50
Processing	11	11	34	33
Terminalling and Transportation	18	18	55	50
Total Depreciation and Amortization Expenses	$45	$45	$134	$133
Segment EBITDA
Gathering	$50	$60	$168	$177
Processing	40	40	119	110
Terminalling and Transportation	103	69	281	207
Total Segment EBITDA	$193	$169	$568	$494
Capital Expenditures
Gathering	$21	$72	$67	$177
Processing	2	5	15	10
Terminalling and Transportation	19	16	43	50
Total Capital Expenditures	$42	$93	$125	$237

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TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$87	$71	$259	$206
Depreciation and amortization expenses	45	45	134	133
Interest and financing costs, net of capitalized interest	49	37	138	112
EBITDA	$181	$153	$531	$451

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow and Pro Forma Distributable Cash Flow
Net cash from operating activities (e)	$176	$137	$425	$348
Changes in assets and liabilities	(37)	(18)	(5)	3
Predecessor impact	1	4	3	17
Maintenance capital expenditures (f)	(20)	(12)	(44)	(37)
Reimbursement for maintenance capital expenditures (f)	6	1	20	4
Net earnings attributable to noncontrolling interest (g)	—	(1)	—	(17)
Other adjustments for noncontrolling interest (g)	—	—	—	(20)
Adjustments for equity method investments (h)	4	—	1	(1)
Other (i)	3	4	1	19
Distributable Cash Flow	133	115	401	316
Pro forma adjustment for acquisition of noncontrolling interest (j)	—	—	—	36
Pro Forma Distributable Cash Flow	$133	$115	$401	$352

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$89	$66	$250	$186
General partner’s distributions	3	1	7	4
General partner’s incentive distribution rights	39	19	105	47
Total Distributions to be Paid	$131	$86	$362	$237

Distribution Coverage Ratio (k)	1.02x	1.34x	1.11x	1.33x
Pro Forma Distribution Coverage Ratio (k)	1.02x	1.34x	1.11x	1.49x

(e)
During the second quarter of 2016, we revised our reconciliation of distributable cash flow and pro forma distributable cash flow by reconciling the liquidity measure from net cash from operating activities. There were no impacts to previously reported amounts as a result of this methodology change.

(f)
We exclude maintenance capital expenditures including tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(g)
Prior to 2016 for noncontrolling interests associated with QEPM and Rendezvous Gas Services, L.L.C. (“RGS”), we excluded $2 million of undistributed earnings along with other adjustments to reflect gross cash available for distribution net of noncontrolling interest impacts.

(h)
We adjust net cash from operating activities to reflect cash distributions received from equity method investments attributed to the period reported for the purposes of calculating distributable cash flow.

(i)
Other includes items that had a non-cash impact on our operations and should not be considered in distributable cash flow. Non-cash items for the nine months ended September 30, 2016 and 2015 include primarily the exclusion of the non-cash gain of $6 million recognized relating the settlement of the Questar Gas Company litigation as discussed in Note 6 to our condensed combined consolidated financial statements and the inclusion of $13 million for acquired deficiency revenue billings to customers in 2015.

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(j)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(k)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of Gathering Segment Operating Income to Segment EBITDA
Gathering segment operating income	$31	$42	$107	$121
Depreciation and amortization expenses	16	16	45	50
Equity in earnings of equity method investments	3	2	10	6
Other income, net (c)	—	—	6	—
Gathering Segment EBITDA	$50	$60	$168	$177

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of Processing Segment Operating Income to Segment EBITDA
Processing segment operating income	$29	$29	$85	$77
Depreciation and amortization expenses	11	11	34	33
Processing Segment EBITDA	$40	$40	$119	$110

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$85	$51	$226	$157
Depreciation and amortization expenses	18	18	55	50
Terminalling and Transportation Segment EBITDA	$103	$69	$281	$207

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TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gathering Segment
Revenues
Gas gathering revenues	$39	$46	$122	$128
Crude oil gathering pipeline revenues	33	31	100	88
Crude oil trucking revenues	9	10	27	37
Other revenues	1	—	6	—
Total Revenues	82	87	255	253
Costs and Expenses
Operating expenses (l)	30	27	92	74
General and administrative expenses	3	2	8	8
Depreciation and amortization expenses	16	16	45	50
Loss on asset disposals and impairments	2	—	3	—
Gathering Segment Operating Income	$31	$42	$107	$121
Volumes
Gas gathering throughput (thousands of MMBtu/d) (l)	887	1,115	881	1,069
Average gas gathering revenue per MMBtu (l) (m)	$0.48	$0.45	$0.51	$0.44
Crude oil gathering pipeline throughput (Mbpd)	206	199	210	182
Average crude oil gathering pipeline revenue per barrel (m)	$1.71	$1.71	$1.73	$1.77
Crude oil trucking volume (Mbpd)	32	34	30	42
Average crude oil trucking revenue per barrel (m)	$3.25	$3.14	$3.26	$3.24

(l)
Prior to the deconsolidation of RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three and nine months ended September 30, 2015, were 142 thousand and 145 thousand MMBtu/d, respectively, and reduced our average gas gathering revenue per MMBtu by $0.05 for both periods.

(m)
Management uses average revenue per barrel, average revenue per MMBtu and average keep-whole fee per barrel of NGLs to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total volume (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total volume (barrels).

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TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Processing Segment
Revenues
NGL processing revenues	$23	$26	$74	$71
Fee-based processing revenues	29	28	80	81
Other processing revenues	17	17	54	53
Total Revenues	69	71	208	205
Costs and Expenses
Operating expenses	29	31	89	91
General and administrative expenses	—	—	—	4
Depreciation and amortization expenses	11	11	34	33
Processing Segment Operating Income	$29	$29	$85	$77
Volumes
NGL processing throughput (Mbpd)	6.7	7.8	7.4	7.5
Average “keep-whole” fee per barrel of NGLs (m)	$38.35	$35.75	$36.58	$34.26
Fee-based processing throughput (thousands of MMBtu/d)	625	767	648	742
Average fee-based processing revenue per MMBtu (m)	$0.50	$0.39	$0.45	$0.40

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Terminalling and Transportation Segment
Revenues
Terminalling revenues	$125	$93	$345	$275
Pipeline transportation revenues	32	31	93	87
Total Revenues	157	124	438	362
Costs and Expenses
Operating expenses	45	45	132	129
General and administrative expenses	9	10	25	26
Depreciation and amortization expenses	18	18	55	50
Terminalling and Transportation Segment Operating Income	$85	$51	$226	$157
Volumes
Terminalling throughput (Mbpd)	1,023	964	998	932
Average terminalling revenue per barrel (m)	$1.33	$1.05	$1.27	$1.08
Pipeline transportation throughput (Mbpd)	908	838	866	819
Average pipeline transportation revenue per barrel (m)	$0.38	$0.40	$0.39	$0.39

Tesoro Logistics LP | 13

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Capital Expenditures (n)
Growth	$26	$81	$89	$200
Maintenance	16	12	36	37
Total Capital Expenditures	$42	$93	$125	$237

Capital Expenditures, net of reimbursements (n)
Growth	$26	$74	$88	$184
Maintenance	11	10	21	31
Total Capital Expenditures	$37	$84	$109	$215

(n)
Total capital expenditures for the nine months ended September 30, 2015 includes spending related to the Predecessor prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and totaled $2 million for the nine months ended September 30, 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
General and Administrative Expenses
Gathering	$3	$2	$8	$8
Processing	—	—	—	4
Terminalling and Transportation	9	10	25	26
Unallocated	12	16	37	43
Total General and Administrative Expenses	$24	$28	$70	$81

Tesoro Logistics LP | 14

TESORO LOGISTICS LP
BALANCE SHEET DATA (Unaudited) (In millions)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$497	$16
Debt, net of current maturities and unamortized issuance costs (o)	3,382	2,844

(o)
Total debt, net of unamortized issuance costs, includes $305 million of borrowings outstanding under our revolving credit facility as of December 31, 2015. There were no borrowings outstanding under our revolving credit facility as of September 30, 2016. In addition, total debt, net of unamortized issuance costs, includes $400 million of borrowings outstanding under our dropdown credit facility as of September 30, 2016.

TESORO LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Cash Flows From (Used In)
Operating Activities	$176	$137	$425	$348
Investing Activities	(39)	(74)	(166)	(243)
Financing Activities	(322)	(65)	222	(113)
Increase (Decrease) in Cash and Cash Equivalents	$(185)	$(2)	$481	$(8)

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Expected Annual EBITDA Contribution
	Alaska Assets Acquisition	Northern California Assets Acquisition
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$36	$ 28 - 33
Add: Depreciation and amortization expenses	4	8
Add: Interest and financing costs, net	11	9
Projected Annual EBITDA	$51	$ 45 - 50

2016 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 345 - 365
Add: Depreciation and amortization expenses	180
Add: Interest and financing costs, net	185
Projected Annual EBITDA	$ 710 - 730

2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$635
Add: Depreciation and amortization expenses	180
Add: Interest and financing costs, net	185
Projected Annual EBITDA	$1,000

Tesoro Logistics LP | 15

TESORO LOGISTICS LP
RECONCILIATION OF DISTRIBUTABLE CASH FLOW TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended				Trailing Twelve Months Ended
	December 31, 2015 (a)	March 31, 2016 (a)	June 30, 2016 (a)	September 30, 2016 (a)	September 30, 2016 (a)
Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities (e)	$107	$160	$89	$176	$532
Changes in assets and liabilities	11	(11)	43	(37)	6
Predecessor impact	(7)	1	1	1	(4)
Maintenance capital expenditures (f)	(17)	(10)	(14)	(20)	(61)
Reimbursement for maintenance capital expenditures (f)	5	4	10	6	25
Net earnings attributable to noncontrolling interest (g)	(1)	—	—	—	(1)
Other adjustments for noncontrolling interest (g)	(1)	—	—	—	(1)
Proceeds from sale of assets, net of gain on asset disposals	8	—	—	—	8
Adjustments for equity method investments (h)	(1)	—	(3)	4	—
Other (i)	2	(2)	—	3	3
Distributable Cash Flow	$106	$142	$126	$133	$507

Distributions to the partners of TLLP
Limited partner’s distributions on common units	$73	$76	$85	$89	$323
General partner’s distributions	2	2	2	3	9
General partner’s incentive distribution rights	22	30	36	39	127
Total Distributions to be Paid	$97	$108	$123	$131	$459

Distribution Coverage Ratio (k)					1.10x

Tesoro Logistics LP | 16